Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Horwath LLP

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-144510) and Form S-8 (Nos. 333-48204 and 333-149809) of Hurco Companies, Inc. of our report dated January 12, 2009, with respect to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting which appears in this Form 10-K of Hurco Companies, Inc. as of and for the year ended October 31, 2008.

/s/Crowe Horwath LLP

Indianapolis, Indiana
January 12, 2009